Exhibit 10.10
EMPLOYEE LEASE AND TRANSITION SERVICES AGREEMENT
     This EMPLOYEE LEASE AND TRANSITION SERVICES AGREEMENT (this “Agreement”), made as of August ___, 2005, by and among BRESLER & REINER, INC., a Delaware corporation (the “Seller”), MIDLANTIC OFFICE TRUST, INC., a Maryland corporation (the “Parent”) and MIDLANTIC PARTNERSHIP, LP, a Delaware limited partnership (the “Partnership” and together with Parent, the “Buyers”), recites and provides as follows:
RECITALS
     A. Seller, or its affiliates, and Partnership are parties to certain Purchase and Sale Agreements, each dated as of July 21, 2005, as filed as exhibits to Parent’s registration statement on Form S-11 filed with the Securities and Exchange Commission, pursuant to which Seller or its affiliates will sell to Partnership various commercial office properties (collectively, the “Purchased Assets”) located in the Mid-Atlantic Region (as hereinafter defined) for an aggregate purchase price of approximately $196.1 million (the “Purchase Agreements”).
     B. Seller and Partnership are also parties to that certain Assignment and Assumption Agreement, dated as of July 21, 2005, as filed as an exhibit to Parent’s registration statement on Form S-11 filed with the Securities and Exchange Commission, pursuant to which Seller assigns to Partnership its rights and interests (the “Purchase Rights”) in a purchase and sale agreement to acquire a commercial office property located in the Mid-Atlantic Region (the “Assignment Agreement”).
     C. Pursuant to the terms of the Purchase Agreements and the Assignment Agreement, on the date hereof, Seller or its affiliates have agreed to sell the Purchased Assets and assign the Purchase Rights to Partnership.
     D. Pursuant to the terms of that certain License, Noncompetition, Option and Referral Agreement, dated as of May 12, 2005 (the “License Agreement”), Seller, among other things, licenses to Buyers and their subsidiaries certain business processes that they will utilize in their operations.
     E. In order to assist Buyers with the management of the Purchased Assets and the property to be acquired by the Purchase Rights (collectively, the “Assets and Liabilities”), and to otherwise assist Buyers with respect to the operation of their business, Buyers desire that Seller provides, and Seller is willing to provide, certain transition services to Buyers and their subsidiaries, including the services of certain of Seller’s employees, in each case upon the terms and subject to the conditions set forth in this Agreement.
AGREEMENT
     The parties, in consideration of the premises and of the mutual representations, warranties, covenants, conditions and agreements set forth herein, intending to be legally bound, agree as set forth below:

     1. Employee Services
          (a) Leased Employees; Lease Period. During the Lease Period (as hereinafter defined) and subject to the provisions of this Agreement, Seller agrees to provide to Buyers and their subsidiaries and Buyers agree to purchase from Seller the services (the “Employee Services”) of Seller’s employees set forth on Schedule A hereto (individually a “Scheduled Employee”, and collectively, the “Scheduled Employees”) on an as needed basis for the period commencing on the date of the closing of Parent’s initial public offering (the “Closing Date”) and ending on the earlier of (i) the nine-month anniversary of the Closing Date or (ii) on the effective date of termination by Buyers of the services of the last remaining Scheduled Employee (the “Lease Period”). Seller acknowledges and agrees that Buyers may terminate, for any reason, the right to obtain services from any individual Scheduled Employee upon providing at least five (5) days advance written notice to Seller.
          (b) Employee Services. Seller shall use commercially reasonable efforts to cause each Scheduled Employee to provide Buyers and their subsidiaries with such services as Buyers may reasonably request during the Lease Period in accordance with the terms of this Agreement. During the Lease Period, unless otherwise agreed by the parties hereto, services shall be performed by each Scheduled Employee at the offices of Seller, or such other place as Buyers may reasonably request within the Mid-Atlantic region. During the Lease Period, the services to be performed by the Scheduled Employees for Buyers and their subsidiaries shall generally be the same types of services provided by such Scheduled Employees to Seller prior to the Closing Date, including but not limited to, the Transition Services (as hereinafter defined), and subject to the same terms and conditions of employment with Seller that existed immediately prior to the Closing Date. Seller shall be solely responsible for performance of the services by the Scheduled Employees hereunder, including day-to-day operations and the supervision of, and control over, the Scheduled Employees. No act or direction of Buyers shall be deemed to be the exercise of supervision of, or control over, Seller’s and the Scheduled Employees’ performance of the services contemplated hereunder.
          (c) Payment and Employment Policies Seller shall have sole responsibility for (a) establishment and payment of all wages, salaries and other forms of compensation to and for the Scheduled Employees, (b) payment of all payroll, Social Security, unemployment and other taxes related to the Scheduled Employees, (c) establishment of all personnel policies and employee benefit programs for the Scheduled Employees, (d) severance benefits, if any, for the Scheduled Employees and (e) maintaining insurance coverage for the Scheduled Employees as required by this Agreement. The hourly compensation (calculated based on a 40 hour work week for salaried employees) paid by Seller to each Scheduled Employee is set forth on Schedule A hereto and Seller represents and warrants that such hourly compensation has not been increased outside the ordinary course of business within one year from the date hereof. Buyers payment obligations to Seller as set forth in Section 1(g) hereof shall not be increased as a result of any increase in compensation for any Scheduled Employee during the Lease Period or otherwise.
          (d) Cessation or Exchange of Scheduled Employee Seller shall use commercially reasonable efforts to keep each of the Scheduled Employees as its employee during the shorter of the Lease Period or such time as Buyers terminate utilization of the services of an applicable Scheduled Employee. In the event that any Scheduled Employee ceases to be an employee of Seller for any reason during such period of time, such individual shall immediately and automatically cease to be a Scheduled Employee for purposes of Sections 1(a) and 1(b) and Seller shall use commercially reasonable efforts to promptly provide Buyers with the services of another individual at a similar compensation rate that is reasonably satisfactory to Buyers. Furthermore, Seller shall have the right to substitute the services of another individual for any of the Scheduled Employees provided that such substituted individual is at a similar compensation rate and is reasonably satisfactory to Buyers. Upon the change of any Scheduled Employee in accordance with the terms hereof, Schedule A shall be automatically updated to reflect such change.
          (e) Compliance with Law Buyers and Seller represent and warrant to the other that each is currently in substantial compliance with all applicable federal, state and local laws, rules and regulations, including but not limited to Title VII, Americans with Disabilities Act, Age Discrimination in Employment Act, Family and Medical Leave Act and Fair Labor Standards Act relating to the employment of its employees. In addition, Buyers and Seller each agree that it will continue to be in such substantial compliance during the Lease Period and Services Period (as hereinafter defined).
          (f) Insurance. Seller shall provide workmen’s compensation insurance coverage for its Scheduled Employees engaged in performing services on behalf of Buyers under this Agreement in such amounts as is consistent with its past practice. Seller shall provide Buyers with evidence of its compliance with this Section upon written request
          (g) Service Costs. For each Scheduled Employee, Buyers shall pay Seller a service cost in an amount equal to two (2) times the Scheduled Employee’s normal hourly rate, as set forth in Schedule A, for each hour the Scheduled Employee performs services on behalf of Buyers during the Lease Period (the “Service Costs”). The parties hereto acknowledge and agree that the maximum Service Costs payable by Buyers to Seller during any calendar month for all Scheduled Employees shall not exceed $50,000.00 per month (pro-rated for any partial month). In addition to the Service Costs, Buyers will reimburse Seller for any amounts paid or funded by Seller to the applicable Scheduled Employee for out-of-pocket expenses incurred by such Scheduled Employee (such amounts to be approved in advance, in writing by Buyers, prior to any payment to any Scheduled Employee) (the “Reimburseable Expenses”), including but not limited to business or travel expenses, or other similar costs in respect of such Scheduled Employee.
          (h) Status. Nothing contained in this Agreement shall authorize or empower Seller or any Scheduled Employee to act as the agent of Buyers in any manner whatsoever and Seller shall not, and shall cause the Scheduled Employees to not, act as the agent of Buyers. Furthermore, nothing contained in this Agreement shall authorize or empower Seller or any Scheduled Employee to assume or create any obligation, responsibility or agency relationship, express or implied, on behalf of, or in the name of Buyers, unless the same is approved in advance and in writing by Buyers. The Scheduled Employees shall perform the services to Buyers and any of their subsidiaries as independent contractors.

          (i) Invoicing and Settlement of Service Costs. Within thirty (30) days of the presentation of an applicable statement supported by payroll data, time sheets, original receipts and other reasonably satisfactory documentation, which presentation shall be provided to Buyers by Seller in writing reasonably promptly after the end of each calendar month, Buyers shall reimburse Seller for its Service Costs and Reimbursable Expenses for the statement period. If requested, Buyers shall reimburse Seller by wire transfer to a bank account designated for such purpose.
     2. Transition Services
          (a) Transition Services; Services Period. The services to be rendered by Seller under this Agreement are set forth on Schedule B attached hereto and made a part hereof and are hereinafter referred to as the “Transition Services.” Seller agrees to provide to Buyers and any of their subsidiaries the Transition Services commencing on the Closing Date and ending on the earlier of (i) the nine-month anniversary of the Closing Date or (ii) on the effective date of termination by Buyers of the particular Transition Services (the “Services Period”). Buyers may terminate (in whole or in part) one or more of the categories of Transition Services during the Services Period of this Agreement upon five (5) days prior written notice to Seller, which notice shall specify the service(s) to be terminated and, if desired, the date of termination.
          (b) Fees. Seller agrees that for so long as the Service Costs payable by Buyers pursuant to and in accordance with Section 1(g) hereof are at least $20,000 per month and at least 50% of the Employee Services involve the provision of Transition Services, that Seller shall provide Buyers and their subsidiaries with the Transition Services without extra fee or expense to Buyers or their subsidiaries. In the event, however, that the Service Costs payable by Buyers pursuant to and in accordance with Section 1(g) hereof are less than $20,000 per month, then Buyers shall pay an additional amount to Seller in consideration for the provision of the Transition Services in the amounts set forth on Schedule B. Notwithstanding the foregoing, the parties hereto acknowledge and agree that the maximum amount payable by Buyers to Seller in any given calendar month for Service Costs and Transition Services combined shall not exceed $50,000 per month (pro-rated for any partial month). Should Buyers discontinue (in whole or in part) one or more of the Transition Services during the Services Period pursuant to Section 2(a) or 3(a) hereof, the applicable fee, if any, shall be reduced accordingly. Invoicing and settlement of applicable fees, if any, shall be handled in the same manner as is set forth in Section 1(i) hereof.
          (c) Purpose and Timing of Services. The Transition Services shall be provided by Seller to Buyers and their subsidiaries during the Services Period for the purpose of operating the businesses of Buyers and their subsidiaries and Seller shall use commercially reasonable efforts to promptly make such Transition Services available to Buyers and their subsidiaries at such times as Buyers may reasonably request.
          (d) Access to Resources. During the Services Period, Seller shall provide Buyers and their subsidiaries or any representative thereof access to the resources utilized by Seller in providing the Transition Services during normal business hours.

          (e) Independent Contractor. The Transition Services hereunder shall be rendered by Seller to Buyers and their subsidiaries as an independent contractor.
     3. Miscellaneous
          (a) Standard of Service. Seller shall provide the Employee Services and Transition Services in accordance with at least as high business standards as it performs similar services for its own behalf and on behalf of Seller’s subsidiaries or affiliates.
          (b) Facilities. During the Lease Period and Services Period and without further cost to Buyers or their subsidiaries, Seller shall provide Buyers and their subsidiaries with access to, and the use of, office space, computers, software, phone service, furniture, storage space, utilities, restrooms, parking and such other facilities and accommodations as Buyers or their subsidiaries may reasonably request. Buyers shall use commercially reasonable efforts to utilize such resources in a manner that does not materially disrupt Seller’s business or operations. Seller shall be under no obligation to expand its existing office space, storage space, restroom facilities, parking privileges or utility service or to purchase additional computers, software, phone service or furniture in order to accommodate Buyers’ requests.
          (c) Termination. In addition to the termination rights provided in Sections 1(a) and 2(a) hereof, this Agreement may be terminated upon 5 days written notice from Buyers to Seller, otherwise, this Agreement shall terminate upon the end of both the Lease Period and Services Period. Termination of this Agreement for any reason shall not release any party from any obligation which may have accrued prior to termination and shall not preclude any other party from exercising any remedies it may have at law or in equity.
          (d) Occurrence of Force Majeure. Seller shall not be liable to Buyers for any interruption of service, delay or failure to perform under this Agreement when such interruption, delay or failure results from causes beyond Seller’s reasonable control as the result of: (a) acts of terrorism, war or other hostilities; or (b) fire, flood, earthquake, tornado, hurricane or other natural disasters. In such event, the obligations hereunder of Seller shall be postponed for such time as its performance is suspended or delayed on account thereof. Upon learning of the occurrence of an event of force majeure, Seller shall promptly notify Buyers in writing. Following a force majeure event, Seller shall use reasonable best efforts to resume its performance with the least possible delay.
          (e) Indemnification. Seller agrees to indemnify, defend and hold harmless Buyers and their directors, officers, agents, employees and respective subsidiaries and affiliates from and against any and all claims, demands, suits, proceedings, judgments, losses, liabilities, damages, costs, fees, charges and expenses (including, but not limited to, reasonable attorneys’ fees) (collectively, the “Losses”) to which such parties may become subject, insofar as such Losses arise out of or are based upon either (i) Seller’s breach of a representation or warranty contained herein or failure to perform its obligations hereunder and (ii) any acts, errors or omissions of the Scheduled Employees or in the provision of the Transition Services during the Lease Period or Services Period, as the case may be, that constitute gross negligence or willful misconduct.

          (f) Access to Records. Seller also agrees to allow Buyers and their agents full and complete access to all business records and files relating to the Scheduled Employees or the Transition Services, as the case may be, upon reasonable advance notice during normal working hours at any location where such records are stored, and Buyers shall have the right, at their own expense, to make copies of any such records and files, provided however, that any such access or copying shall be had or done in a manner so as not to materially interfere with the normal conduct of business of Seller. Notwithstanding the foregoing, Seller shall not be obligated to maintain such records and files for a period in excess of 5 years after the end of the later of the Lease Period or Services Period.
          (g) Relationship of the Parties. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto or constitute or be deemed to constitute any party as an agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.
          (h) Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by all of the parties hereto.
          (i) Waiver. The parties may waive compliance with any of the covenants, agreements or conditions contained herein; provided that unless otherwise expressly set forth herein, any agreement on the part of any party to any such waiver shall be valid only if set forth on an instrument in writing signed on behalf of such party and any waiver shall only act with respect to the specific matter waived and shall not be deemed a continuing waiver.
          (j) Entire Agreement. This Agreement and the documents referred to herein or therein, together with the Purchase Agreements, the Assignment Agreement and the License Agreement constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein and therein.
          (k) Expenses. Each of the parties hereto shall pay their own fees and expenses incident to the negotiation, preparation and performance of this Agreement.
          (l) Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Delaware without regard to the conflicts of law rules thereof.
          (m) Assignment. This Agreement and each party’s respective rights and obligations hereunder may not be assigned at any time except as expressly set forth herein without the prior written consent of the other party hereto and any such attempt shall be null and void. The parties acknowledge that Seller may (a) assign the performance of any services to be provided by such party under this Agreement to one or more unrelated third parties who, now or in the future, provide similar services, and (b) delegate the performance of any services to be provided by such party under this Agreement to one or more of its affiliates that normally performs such services; provided, however, that notwithstanding the foregoing, Seller shall remain fully responsible for compliance with the terms of this Agreement the same as if such assignment, delegation or designation were not effected.
          (n) Binding Effect. This Agreement shall be binding upon each of the parties hereto as well as their successors and permitted assigns.
          (o) Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service, or when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or when received via facsimile, in all cases addressed to the person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section:

If to Seller:	Bresler & Reiner
Attn: Darryl M. Edelstein, Chief
Operating Officer
11200 Rockville Pike, Suite 502
Rockville, Maryland 20852
Telecopy: 301-945-4301

In each case, with a copy to:	Shaiman Drucker Beckman Sobel &
Stutuman, LLP
Attn: S. Laurence Shaiman
1845 Walnut Street, 15th Floor
Philadelphia, PA 19103
Telecopy: 215-972-0048

If to Buyers:	Midlantic Office Trust, Inc.
Attn: Sidney M. Bresler, Chairman, Chief
Executive Officer and President
11200 Rockville Pike, Suite 502
Rockville, Maryland 20852
Telecopy: 301-945-4301

In each case, with a copy to:	Hunton & Williams LLP
Attn: Daniel LeBey
Riverfront Plaza, East Towner
951 E. Byrd Street
Richmond, Virginia 23219
Telecopy: 804-788-8218

          (p) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement.
          (q) Headings. The Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.
          (r) Specific Performance. In the event of a breach or threatened breach by Seller of the provisions of this Agreement, Buyers shall be entitled to specific performance, and any other legal and equitable relief to which they may be entitled (including monetary damages which Buyers may incur as a result of such breach or threatened breach). Buyers may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order, and the pursuit of any one remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.
          (s) Interpretation. Each party hereto has been represented by counsel and has had an opportunity to negotiate the provisions hereof. Therefore, this Agreement shall not be read in a light more favorable to one party rather than another by reason of the drafting of this Agreement or otherwise. For purposes of this Agreement, the terms “Seller shall” or “Buyers shall” used herein shall also mean “Seller shall cause” or “Buyers shall cause”, as the case may be, the particular action to be performed.
          (t) Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby and the provision held invalid shall be re-construed to give such provision the maximum effect as permitted under applicable law.
          (u) No Reliance. No third party other than successors and permitted assigns of the parties hereto is entitled to rely on any of the agreements contained in this Agreement, and the parties hereto assume no liability to any third party because of any reliance on the agreements contained herein.
[Signature Page Follows]

     This Agreement has been duly executed and delivered by each of the undersigned as of the date first set forth above.

BRESLER & REINER, INC., a Delaware corporation

By:

Name: Darryl M. Edelstein
Title: Chief Operating Officer

MIDLANTIC OFFICE TRUST, INC., a Maryland corporation

By:

Name: Sidney M. Bresler
Title: Chairman, President and Chief Executive Officer

MIDLANTIC PARTNERSHIP, LP, a Delaware limited partnership

By: MIDLANTIC OFFICE PROPERTIES, LLC, a Delaware
limited liability company, as the General Partner

By:

Name: Sidney M. Bresler
Title: Chief Executive Officer, President, Secretary and Treasurer
Signature Page to Employee Lease and Transition Services Agreement